Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

617-542-5300

cyno@investorrelations.com

Cynosure Reports Third Quarter 2009 Financial Results

Gross Margin Increases Sequentially to 58.4% as ASPs Remain Stable;

Company Generates $3.6 Million Cash from Operations

Westford, Mass., October 27, 2009 – Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the three and nine months ended September 30, 2009.

Third Quarter 2009 Financial Results

Revenues for the three months ended September 30, 2009 were $17.9 million, compared with $38.2 million for the same period of 2008 and $20.8 million for the second quarter of 2009. The decrease in revenues from the third quarter of 2008 reflected the downturn in global economic conditions and the effects of a highly restrictive credit environment in North America. The decrease in sequential revenue reflected the typical seasonality of the third quarter.

Gross margin for the third quarter of 2009 was 58.4% of total revenues, compared with 64.9% for the same period of 2008 and 58.0% for the second quarter of 2009. The lower gross margin from the year-ago period reflects a higher percentage of laser revenue from international markets, where sales prices tend to be lower than in North America. The 40-basis-point increase in gross margin from the second quarter of 2009 resulted from a higher percentage of laser revenue from North America, as well as stable average selling prices across Cynosure’s distribution network.

Total operating expenses decreased 31% to $13.8 million for the third quarter of 2009 from $19.9 million for the same period of 2008, as the company maintained its focus on reducing costs in response to the current economic climate. On a sequential basis, the company reduced operating expenses by 15% from $16.2 million for the second quarter of 2009.

Net loss for the third quarter of 2009 was $1.9 million, or $0.15 per basic and diluted share, compared with net income of $3.2 million, or $0.25 per diluted share, for the third quarter of 2008 and a net loss of $2.3 million, or $0.18 per basic and diluted share, for the second quarter of 2009.

“While consumer demand for aesthetic procedures appears to be regaining momentum and participation in our training programs is strong, limited access to credit remains a key hurdle for practitioners across the industry,” said President and Chief Executive Officer Michael Davin. “Many physicians continue to encounter a restrictive lending environment and a lengthy credit approval process. We are continuing to work directly with the lending community to assist our customers – the majority of whom are physicians – with securing financing. The positive news we take from the current environment is that, as credit begins to ease, we believe the underlying demand is there to support the industry’s return to growth. Despite the challenges of the economic climate, margins increased slightly on a sequential basis, which underscores the stability of our ASPs.”

“In what traditionally has been the weakest quarter for the aesthetic industry, we were encouraged by the continued progress during the third quarter of 2009 of our international business, particularly in the Asia Pacific region,” Davin said. “The initiatives we have taken to establish and grow our direct distribution in countries such as Korea and China, and to introduce new products there, are yielding positive results. International revenue accounted for 45% of total laser revenue in the quarter, compared with 29% for the third quarter of 2008 and 53% for the second quarter of this year.”

“On the product development front, our funded development agreement with Unilever Ltd. to develop light-based devices for the home use personal care market moved forward in the quarter and we are pleased with our achievements to date,” Davin continued. “Our development partnership is a project we believe will take two to three years to bring to commercialization. In Unilever we have an outstanding partner with the consumer marketing and distribution expertise to make this initiative a success.”

Recent Highlights

•

At the Plastic Surgery 2009 meeting, Cynosure introduced the Smartlipo Triplex™, the world’s first laser lipolysis workstation featuring three wavelengths that combine to deliver high-powered fat absorption and tissue tightening through tissue coagulation. Smartlipo Triplex adds a 1440 nm wavelength to the MPX generation of the product, and employs Cynosure’s patented MultiPlex technology to combine the benefits of multiple wavelengths in a single laser output.

•

Cynosure announced two key regulatory approvals in the Asia Pacific region. The company received approval to market its Smartlipo MPX™ LaserBodySculptingSM Workstation in Korea and its Affirm™ Anti-Aging Workstation in the People’s Republic of China.

•

The company named Paul B. Cardarelli to the new position of Vice President of Business Development. Cardarelli is responsible for day-to-day management of Cynosure’s funded development agreement with Unilever Ltd.

Nine-Month Results

For the nine months ended September 30, 2009, revenues were $53.6 million compared with $114.2 million for the same period in 2008. Gross profit margin for the first nine months of 2009 decreased to 58.9% of total revenues, compared with 66.2% for the same period in 2008. Net loss for the first nine months of 2009 was $8.3 million, or $0.65 per basic and diluted share, compared with net income of $12.7 million, or $0.99 per diluted share, for the same period in 2008.

Business Outlook

“We are on track to achieve our target operating expense savings of between $14 million and $18 million for 2009,” Davin said. “The cost-reduction program we implemented beginning in early 2009 has enabled us to cut operating expenses by $11.8 million – more than 20% – through the first nine months of the year, compared with the same period in 2008. At the same time, we maintained our strong balance sheet, with cash, cash equivalents and investments increasing $1.9 million for the quarter ended September 30, 2009 to $90.5 million.

“Although obtaining credit for capital equipment purchases remains difficult for many practitioners, we are encouraged by the level of activity and interest we are seeing in North America and continuing international traction, particularly in Asia. In the near term, the lending environment may continue to create challenges for the company and our industry, but our balance sheet and drive to sustain technology leadership in applications such as LaserBodySculpting give us a high level of confidence for the quarters ahead,” Davin concluded.

Conference Call

Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business outlook.

Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s ability to achieve targeted operating expense savings, and expectations for increased industry demand, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economic recession and its effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

	(unaudited)		(unaudited)
Revenues	$17,937	$38,209	$53,566	$114,167
Cost of revenues	7,460	13,396	21,997	38,645

Gross profit	10,477	24,813	31,569	75,522

Operating expenses
Selling and marketing	8,743	13,911	29,696	41,190
Research and development	1,564	1,992	5,001	5,606
General and administrative	3,511	3,983	11,440	11,108

Total operating expenses	13,818	19,886	46,137	57,904

(Loss) income from operations	(3,341)	4,927	(14,568)	17,618

Interest income, net	83	549	454	1,977
Other income (expense), net	371	(425)	705	9

(Loss) income before income taxes	(2,887)	5,051	(13,409)	19,604

Income tax (benefit) provision	(972)	1,888	(5,149)	6,912

Net (loss) income	$(1,915)	$3,163	$(8,260)	$12,692

Diluted net (loss) income per share	$(0.15)	$0.25	$(0.65)	$0.99

Diluted weighted average shares outstanding	12,712	12,854	12,708	12,806

Basic net (loss) income per share	$(0.15)	$0.25	$(0.65)	$1.01

Basic weighted average shares outstanding	12,712	12,642	12,708	12,542

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs.

Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Gross profit	$10,477	$24,813	$31,569	$75,522

Non-GAAP adjustments to gross profit:

Stock-based compensation	120	145	383	411

Total Non-GAAP adjustments to gross profit	120	145	383	411

Non-GAAP Gross profit	$10,597	$24,958	$31,952	$75,933

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

(Loss) income from operations	$(3,341)	$4,927	$(14,568)	$17,618

Non-GAAP adjustments to (loss) income from operations:

Stock-based compensation	1,464	2,096	5,110	5,663

Total Non-GAAP adjustments to (loss) income from operations	1,464	2,096	5,110	5,663

Non-GAAP (Loss) income from operations	$(1,877)	$7,023	$(9,458)	$23,281

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net (loss) income	$(1,915)	$3,163	$(8,260)	$12,692

Non-GAAP adjustments to net (loss) income:

Stock-based compensation	1,464	2,308	5,110	5,875
Income tax effect of Non-GAAP adjustments	(460)	(762)	(2,162)	(2,261)

Total Non-GAAP adjustments to net (loss) income	1,004	1,546	2,948	3,614

Non-GAAP Net (loss) income	$(911)	$4,709	$(5,312)	$16,306

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Diluted net (loss) income per share	$(0.15)	$0.25	$(0.65)	$0.99

Stock-based compensation	0.12	0.18	0.40	0.46

Income tax effect of Non-GAAP adjustments	$(0.04)	(0.06)	(0.17)	(0.18)

Total Non-GAAP adjustments to net (loss) income	$0.08	0.12	$0.23	0.28

Non-GAAP Diluted net (loss) income per share	$(0.07)	$0.37	$(0.42)	1.27

Weighted average shares used to compute diluted net (loss) income per share	12,712	12,854	12,708	12,806

Weighted average shares used to compute Non-GAAP diluted net (loss) income per share	12,712	12,854	12,708	12,806

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets:
Cash, cash equivalents and marketable securities	$69,953	$74,369
Short-term investments and related financial instruments	18,587	-
Accounts receivable, net	14,975	25,156
Amounts due from related parties	49	40
Inventories	25,724	30,248
Deferred tax asset, current portion	6,871	6,825
Prepaid expenses and other current assets	7,857	4,331

Total current assets	144,016	140,969
Property and equipment, net	10,080	8,422
Long-term investments and related financial instruments	2,005	21,082
Other noncurrent assets	2,906	2,649

Total assets	$159,007	$173,122

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$14,071	$20,697
Amounts due to related parties	1,944	6,083
Deferred revenue	3,990	4,296
Capital lease obligations	299	398

Total current liabilities	20,304	31,474

Capital lease obligations, net of current portion	231	436
Deferred revenue, net of current portion	504	407
Other long-term liabilities	429	451

Total stockholders’ equity	137,539	140,354

Total liabilities and stockholders’ equity	$159,007	$173,122